Exhibit 10.3

RR DONNELLEY

SENIOR LEADERSHIP SEPARATION

PAY PLAN

(Effective February 28, 2019)

-i-

-ii-

RR DONNELLEY

SENIOR LEADERSHIP SEPARATION PAY PLAN

(effective February 28, 2019)

INTRODUCTION

The Company, by adopting this document (the “Plan Document”), establishes the “RR Donnelley Senior Leadership Separation Pay Plan” (the “Plan”) and sets forth the terms of the Plan, in each case, effective as of February 28, 2019. Capitalized terms appearing within this Introduction have the meanings assigned to them in Article I of this Plan Document.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Executives to their assigned duties without distraction in circumstances arising from the possibility of certain terminations of employment. To effectuate such determination, this Plan is being adopted to provide severance benefits to certain executives of the Company or its Affiliates upon certain terminations of employment from an Employer. Eligibility to participate in the Plan is determined by the Human Resources Committee.

The rights and benefits under the Plan of any Executive whose employment with any Employer terminates on or after the Effective Date, and the rights and benefits under the Plan of any Beneficiaries of such person, will be determined solely by reference to the terms of this Plan Document, except as otherwise provided by this Plan Document.

The Company intends that the Plan, as a “severance pay arrangement” within the meaning of section 3(2)(B)(i) of ERISA, is not an “employee pension benefit plan” or “pension plan” as defined in section 3(2) of ERISA, and is a “welfare plan” as defined in section 3(1) of ERISA pursuant to Department of Labor Regulation section 2510.3-2(b).

ARTICLE I

DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the term is capitalized.

“ADA” means the Americans with Disabilities Act of 1990, as amended from time to time, and the rules and regulations promulgated thereunder.

“Administrator” means, with respect to any Authority or Discretion, any of the following to whom such Authority or Discretion is specifically assigned in the Plan or to whom it is allocated by the By-Laws or by actions taken pursuant to the By-Laws, in each case acting as the Applicable Administrative Named Fiduciary with respect to such Authority or Discretion: the Benefits Committee, a subcommittee of the Benefits Committee, the Human Resources Committee, the Vice President or the Treasurer. The Administrators, acting individually as Applicable Administrative Named Fiduciaries, will collectively be the “administrator” within the meaning assigned to that term by section 3(16)(A) of ERISA.

“Adverse Benefit Determination” means a Benefit Determination that is a denial, reduction or termination of, or a failure to provide or make payment (in whole or in part) with respect to a Claim, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of an Executive’s or former Executive’s eligibility to participate in the Plan or receive Severance Benefits hereunder.

“Affiliate” means, with respect to any entity, any other entity that controls, is controlled by or is under common control with such entity. For purposes of this definition, “control” will mean ownership of 50% or more of the value of an entity.

“Annualized Total Compensation” means the sum of (i) the Executive’s annual rate of base salary and (ii) the Executive’s annual target bonus opportunity for one year, in each case, as of the Executive’s Effective Date of Termination.

“Appeal” has the meaning assigned to such term in Section 4.6.

“Applicable Administrative Named Fiduciary” means, with respect to any Authority or Discretion described in Section 5.3, the Named Fiduciary to whom such Authority or Discretion has been allocated, and if not allocated, the Benefits Committee. References in the Plan to the Benefits Committee acting as an Applicable Administrative Named Fiduciary with respect to allocated Authority or Discretion are deemed to refer to the applicable Administrator or to another Applicable Administrative Named Fiduciary to whom the relevant Authority or Discretion has been allocated.

“Authority or Discretion” means, with respect to a Fiduciary, (a) the authority or control or the exercise thereof, or (b) the discretion or the exercise thereof, which, in either case or in both cases, makes a person a Fiduciary.

“Beneficiary” means the persons or entities designated by the Executive pursuant to Section 7.3.

“Benefit Determination” means the Claims Administrator’s decision with respect to a Claim or an Appeal.

“Benefits Committee” means the committee which is created in Section 5.1 by the adoption of the Plan by the Company.

“Board” means the Board of Directors of the Company.

“By-Laws” means the by-laws adopted by the Benefits Committee pursuant to Section 5.1(b), as amended from time to time.

“Cause” shall mean the Executive’s:

(i)	intentional or unintentional failure to substantially perform his duties with his Employer;

(ii)	gross negligence in the performance of his duties with his Employer;

(iii)

conviction of, or plea of guilty or nolo contendere to, any felony or a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of any Employer or any of their Affiliates;

(iv)	engagement in conduct that is demonstrably and materially injurious to any Employer or any of their Affiliates, monetarily or otherwise;

(v)	violation of any provision of the Company’s Principles of Ethical Business Conduct or its discrimination policy, harassment policy, or other Company policies;

(vi)	engagement or threatened engagement in any Prohibited Activities;

(vii)	act of dishonesty resulting in, or intended to result in, personal gain at the expense of any Employer or any of their Affiliates; or

(viii)	engaging in any act that harms, is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of any Employer or any of their Affiliates.

“Change-in-Control Severance Agreement” means an agreement between an Executive and the Company that is entered into on or after the Effective Date of this Plan that describes Severance Benefits payable under this Plan.

“Change-in-Control Severance Benefit” means a benefit, the eligibility for which, and the amount and form of payment of which, are determined under this Plan, but utilizing the relevant provisions of a Change-in-Control Agreement between an Executive and the Company, which is payable in accordance with Section 2.2(d) and the terms and conditions of this Plan.

“Claim” means a request for, or relating to, Severance Benefits (including, without limitation, relating to eligibility for Severance Benefits) prior to the time the Claims Administrator has Received an Appeal with respect to the same matter, made by a Claimant in accordance with the Plan’s procedures for filing Claims, as described in Section 4.2. If the procedures described in Section 4.2 are not followed with respect to any submission by any person, such submission will be deemed not to constitute a Claim.

“Claimant” has the meaning assigned to such term in Section 4.1.

“Claims Administrator” means the Human Resources Committee, notwithstanding any contrary provision in the By-Laws, acting as the Applicable Administrative Named Fiduciary with respect to any Claim or Appeal.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and the rules and regulations promulgated thereunder.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means R. R. Donnelley & Sons Company, a Delaware corporation, or any successor thereto as provided in Article III.

“Confidential Information” means information (i) disclosed to or known by an Executive as a consequence of the Executive’s employment with an Employer, (ii) not generally known to others outside the Company or its Affiliates, and (iii) that relates to the Company’s or any of its Affiliates’ marketing, sales, finances, operations, processes, methods, techniques, devices, software programs, projections, strategies and plans, personnel information, industry contacts made during the Executive’s employment with an Employer, and customer information, including customer needs, contacts, particular projects, and pricing.

“Designated Termination” means, with respect to an Executive, a Termination of Employment of that Executive’s employment under circumstances in which the Company, within five (5) business days of such termination, in its sole discretion, notifies the Executive that the Company will enforce the Executive’s noncompetition obligations under the terms of the Executive’s Employment Letter Agreement, resulting in such Executive’s eligibility to receive a Noncompetition Severance Benefit.

“Delivered” has the meaning set forth in Section 7.18 and “Delivery” means delivery pursuant to, and subject to, Section 7.18.

“Effective Date” means February 28, 2019.

“Effective Date of Termination” means the date on which a Qualifying Termination or Designated Termination occurs.

“Employer” refers to the Company and any of its Affiliates. Each Affiliate of the Company is deemed to have appointed the Company its agent to exercise on its behalf all of the powers and authorities conferred upon the Employers by the terms of this Plan. Such authority of the Company to act as agent will continue until such Employer ceases to be an Affiliate of the Company.

“Employment Letter Agreement” means an employment letter agreement between an Executive and the Company that is entered into on or after the Effective Date of this Plan and that, among other things, describes a “Noncompetition Severance Benefit” that may become payable under this Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive” means an employee of an Employer who has been designated as eligible for this Plan, and for as long as he remains so designated, by the Human Resources Committee.

“Fiduciary” means any individual or entity who is a “fiduciary” as defined in section 3(21)(A) of ERISA, and shall include (a) any Named Fiduciary, and (b) any other individual or entity to whom Authority or Discretion has been delegated by a Named Fiduciary acting on behalf of the Plan pursuant to Sections 5.3 or 5.5, and in either the case of clause (a) or clause (b) above, whether or not such individual or entity has, or exercises, discretion over the Plan.

“Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events:

(i)

a change in the Executive’s duties or responsibilities (including reporting responsibilities) that taken as a whole represents a material and adverse diminution of the Executive’s duties, responsibilities or status with the Executive’s Employer (other than any such diminution resulting from any accommodations the Company may provide as part of the interactive process under the ADA or any of the Company’s other policies);

(ii)	a material reduction by the Executive’s Employer in the Executive’s then-current annual rate of base salary;

(iii)

if the Executive’s office is relocated more than seventy-five (75) miles from the Executive’s place of residence on the date the Executive was designated an Executive in this Plan unless the Executive’s residence at the time of the relocation is within 75 miles of the Executive’s new office location; or

(iv)	any material breach of the terms of this Plan by the Company or the Executive’s Employer.

Notwithstanding the foregoing, “Good Reason” shall not exist unless (A) the Executive provides Notice to the Company within thirty (30) days of the initial occurrence of any of the events listed above, (B) the Company fails to cure the event or condition within thirty (30) days following its Receipt of the Executive’s Notice and (C) the Executive provides his Notice of Termination to the Company within ninety (90) days following the initial occurrence of such event or condition. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting “Good Reason.”

“Human Resources Committee” means the Human Resources Committee of the Board or any other committee appointed by the Board to perform the functions of the Human Resources Committee.

“Material Amendment” has the meaning assigned to such term in Section 6.1.

“Named Fiduciary” means a “named fiduciary” within the meaning of ERISA, including without limitation, sections 402, 403 or 405 of ERISA, and includes any Fiduciary named as a “Named Fiduciary” in the Plan or identified as a “Named Fiduciary” pursuant to the procedure set forth in Section 5.4.

“Noncompetition Severance Benefit” means a benefit, the eligibility for which, and the amount and form of payment of which, are determined under this Plan, but utilizing the relevant provisions of an Employment Letter Agreement between an Executive and the Company, which is payable in accordance with Section 2.2(e) and the other provisions of this Plan.

“Notice,” “Notification” or “Notify” means the Delivery or furnishing of information in a manner that satisfies applicable provisions of Section 7.18.

“Notice of Termination” shall mean a written notice of employment termination that shall indicate the specific provision in this Plan Document relied upon to classify such termination as either for Cause or for Good Reason, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such classification.

“Plan” means the RR Donnelley Senior Leadership Separation Pay Plan as set forth herein and as may be amended from time to time.

“Plan Release” means an agreement, in form and substance acceptable to the Company, that an Executive executes to receive any Severance Benefits whereby the Executive, on behalf of the Executive, the Executive’s assignees, successors, heirs and such other persons as are required by the Company, releases, holds harmless and indemnifies the Company and its Affiliates and such other persons as are required by the Company, from any claims and which includes such other terms and provisions, or modifications to those described in this definition, as may be required by the Company in its Sole Discretion.

“Prohibited Activities” mean any of the following activities by an Executive:

(i)

directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer or director of an entity, or in any other individual or representative capacity, worldwide, engaging in any business which is competitive with the business of the Company or any of its Affiliates; provided, however, that notwithstanding anything to the contrary contained in this Plan Document, the Executive may own stock or rights to own stock in a company that is publicly owned and regularly traded on any national exchange or in the over-the-counter market, so long as the combined value of the Executive’s holdings of stock and rights to own stock of such company do not exceed the lesser of (i) 1% of the capital stock entitled to vote in the election of directors, or (ii) the Executive’s W-2 wages from the Company and its Affiliates for the most recent calendar year;

(ii)

directly or indirectly soliciting, offering or providing services that are the same as or similar to the services the Company or its Affiliates has provided or offered at any time during the Executive’s employment with an Employer to any customer or prospective customer of the Company or its Affiliates (i) with whom the Executive had direct contact in the course of his employment with an Employer or about whom the Executive learned confidential information as a result of the Executive’s employment with an Employer or (ii) with whom any person over whom the Executive had supervisory authority at any time had direct contact during the course of his employment with the Company or its Affiliates or about whom such person learned confidential information as a result of his employment with the Company or its Affiliates;

(iii)

directly or indirectly, soliciting, inducing or encouraging any employee(s) of the Company or its Affiliates to terminate their employment with the Company or its Affiliates or to accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company or its Affiliates, or cooperating with any others in doing or attempting to do so. As used herein, the term “soliciting, inducing or encouraging” includes, but is not limited to, (a) initiating communications with an employee of the Company or its Affiliates relating to possible employment, (b) offering bonuses or additional compensation to encourage an employee of the Company or its Affiliates to terminate his employment with the Company and its Affiliates and accept employment with any entity, or (c) referring an employee of the Company or its Affiliates to personnel or agents employed by any entity, including competitors, suppliers or customers of the Company or its Affiliates;

(iv)

disclosing or using any Confidential Information for the Executive’s own benefit or for the benefit of any other person or entity, unless directed or authorized in writing by the Company to do so, until such time as the information becomes generally known to the public other than through disclosure, directly or indirectly, by the Executive;

“Qualifying Termination” means a Termination of Employment under the following circumstances:

(i)	An involuntary termination of the Executive’s employment by the Executive’s Employer for reasons other than Cause or the Executive’s death; or

(ii)	A voluntary termination of the Executive’s employment by the Executive for Good Reason pursuant to a Notice of Termination delivered to the Company by the Executive.

“Received” has the meaning set forth in Section 7.18 and “Receipt” means receipt pursuant to, and subject to, Section 7.18.

“Relevant Documents” include documents, records or other information with respect to a Claim that: (a) were relied upon by the Claims Administrator in making the Benefit Determination; (b) were submitted to, considered by or generated for the Claims Administrator in the course of making the Benefit Determination, without regard to whether such documents, records or other information were relied upon by the Claims Administrator in making the Benefit Determination; or (c) demonstrate compliance with administrative processes and safeguards required in making the Benefit Determination. Notwithstanding the preceding sentence, Relevant Documents do not include individual records or information specific to the resolution of a Claim of another Claimant.

“Separation Agreement” means an agreement, in form and substance acceptable to the Company in its Sole Discretion, that an Executive executes to receive any Severance Benefits whereby the Executive agrees to one or more restrictive covenants for the benefit of the Company and its Affiliates, including but not limited to the following:

(i)

a noncompetition provision for a period of eighteen (18) months immediately following the Executive’s Effective Date of Termination, which prohibits the activities specified in clause (i) of the definition of Prohibited Activities;

(ii)

a nonsolicitation of customers provision for a period of eighteen (18) months immediately following the Executive’s Effective Date of Termination, which prohibits the activities specified in clause (ii) of the definition of Prohibited Activities;

(iii)

a nonsolicitation of employees provision for a period of two (2) years after the Executive’s Effective Date of Termination, which prohibits the activities specified in clause (iii) of the definition of Prohibited Activities;

(iv)

a confidentiality provision with respect to Confidential Information, which prohibits the activities specified in clause (iv) of the definition of Prohibited Activities, after the Executive’s Effective Date of Termination; and

(v)

a provision pursuant to which the Executive agrees to deliver a copy of the restrictive covenant agreement to any entity that the Executive is employed by during the two-year period following the Executive’s Effective Date of Termination.

“Service Agreement” means an administrative services agreement, third party administrator agreement or other type of agreement, as amended from time to time, to render services to, or on behalf of, the Plan, and includes agreements with the Plan, an Employer, a Named Fiduciary, or another Fiduciary.

“Severance Benefits” mean the benefits provided pursuant to Article II herein to or for the benefit of an Executive.

“Sole Discretion” means, with respect to the Company or an Employer (i.e., in the Company’s Sole Discretion or an Employer’s Sole Discretion), the Company’s or Employer’s decision, determination, election or choice made by the Company or Employer acting as a sponsor of the Plan, and not as a fiduciary, as the Company or Employer, in its discretion, chooses without any restrictions or limitations. Whenever Sole Discretion is exercised with respect to any person, such Sole Discretion may be exercised (a) on a case by case basis, or (b) on a group basis, with the right reserved to the Company or the Employer, as applicable, to so make such a decision, determination, election or choice with respect to any member of the group on a case by case basis. Neither the Company nor an Employer need take any formal or other particular action to evidence the exercise of its discretion described above.

“Termination of Employment” shall have the same meaning as “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h).

“Treasurer” means the most recently elected Treasurer of the Company or such other officer of the Company which from time to time assumes the responsibilities with respect to the Plan which are, on the day immediately prior to February 28, 2019, allocated to the Company’s Treasurer. In the event of the temporary absence of the Company’s officer who would otherwise be the “Treasurer” under this definition, whether due to illness, disability or otherwise, or upon the resignation or removal of such officer, the substitute or successor officer to the “Treasurer” who performs substantially similar duties with respect to the Plan (whether assigned a different title by the Company or not), or, in the absence of such a substitute or successor, the person to whom the “Treasurer” would report, will be the “Treasurer.”

“Vice President” means the most recently elected Vice President, Benefits, of the Company or such other officer of the Company which from time to time assumes the responsibilities with respect to the Plan which are, on the day immediately prior to February 28, 2019, allocated to the Company’s Vice President, Benefits. In the event of the temporary absence of the Company’s officer who would otherwise be the “Vice President” under this definition, whether due to illness, disability or otherwise, or upon the resignation or removal of such officer, the substitute or successor officer to the “Vice President” who performs substantially similar duties with respect to the Plan (whether assigned a different title by the Company or not), or, in the absence of such a substitute or successor, the person to whom the “Vice President” would report, will be the “Vice President.”

ARTICLE II

SEVERANCE BENEFITS

Section 2.1 Right to Severance Benefits and Impact on Long-Term Incentives.

(a)

Severance Benefits. The Executive shall be entitled to receive from the Company or his Employer Severance Benefits, as described in Section 2.2 herein, if (1) a Qualifying Termination of the Executive’s employment has occurred or (2) a Designated Termination of the Executive’s employment has occurred.

(b)

No Severance Benefits. The Executive shall not be entitled to receive Severance Benefits if the Executive’s employment with the Company and its Affiliates ends for reasons other than a Qualifying Termination or a Designated Termination.

(c)

Plan Release and Separation Agreement. As a condition to receiving Severance Benefits (except with respect to a Severance Benefit payable on account of a Designated Termination), the Executive shall execute a Plan Release and a Separation Agreement (unless the Company, in its Sole Discretion, waives either or both) within twenty-one (21) days (or within forty-five (45) days, if permitted by the Company) after the date of the Executive’s Qualifying Termination and such Plan Release and Separation Agreement become irrevocable.

For the avoidance of doubt, any Separation Agreement will be enforceable by the Company or its Affiliates under the terms of such Separation Agreement and will not be subject to Article IV of this Plan Document.

For the avoidance of doubt, nothing in this Plan (nor will anything in the Separation Agreement) prohibits any Executive from filing a charge with, or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Equal Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulations. No Executive is required to obtain the prior authorization of the Company to make any such reports or disclosures and no Executive is required to notify the Company that he has made such reports or disclosures. In addition, neither this Plan nor the Separation Agreement limits any Executive’s right to receive an award for information provided to any government agencies.

Section 2.2 Description of Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits pursuant to Section 2.1(a), the Company shall provide the Executive with the following, subject to Sections 2.2(d), 2.2(e) and 2.2(f):

(a)

An amount equal to one and one-half (1.5) multiplied by the Executive’s Annualized Total Compensation, payable in the form of equal periodic installment payments over an 18-month period. The equal periodic installment payments will commence within a reasonable time after the Executive’s Effective Date of Termination, and will be paid on regular pay days for Executives until the total amount to which the Executive is entitled to under this Section 2.2(a) has been paid. No portion of the amount to which the Executive is entitled under this Section 2.2(a) will be paid in the form of a lump sum, except as otherwise determined by the Company in its Sole Discretion. The payment of the total amount to which the Executive is entitled under this Section 2.2(a) shall be completed in all instances no later than the end of the second calendar year following the calendar year in which the Executive’s Qualifying Termination or Designated Termination occurs.

(b)

A lump-sum amount equal to the amount, if any, that would have been payable to the Executive under the Company’s annual bonus program for the calendar year that includes the Effective Date of Termination had the Executive remained employed through the end of such calendar year on the basis of the Company’s actual performance for such calendar year (without regard to any executive-specific objectives); provided, however, that such amount shall be adjusted on a pro rata basis based on the number of days the Executive was actually employed during the calendar year in which the Qualifying Termination occurs. Such lump-sum amount, if any, shall be paid at the same time as annual bonuses for such year are paid to employees of the Company, but in no event later than two and one half (2 1/2 months) after the end of the calendar year that includes the Effective Date of Termination.

(c)	Continuation of:

(1)

the Executive’s medical (including the executive physical benefit program), dental and vision coverage pursuant to COBRA (“COBRA Continuation Coverage”) subsidized by the Company at active employee rates for 18 months. Such benefits will be provided to the Executive through COBRA at the same coverage level as in effect immediately prior to the Executive’s Effective Date of Termination (or at such other level as may be elected by the Executive in accordance with COBRA during annual enrollment), will require the Executive to elect COBRA Continuation Coverage for said benefits through the Company’s standard COBRA administration system, and will take the form of a subsidy of the COBRA Continuation Coverage premium payable by the Executive equal to an amount that results in the Executive’s remaining premium for COBRA Continuation Coverage (and only such coverage) being the same dollar amount that the Executive would have paid for the same benefit coverage as an active employee.

For purposes of clarity, the medical, dental and vision benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive ceases to be eligible under COBRA for COBRA Continuation Coverage under the Company’s medical, dental and vision plans (including, for example, when the Executive becomes covered by a group health plan of a subsequent employer).

(2)

the Executive’s (A) separate individual life and disability policies paid for by the Company to the extent such coverage can reasonably be continued under the terms of the applicable policy, and (B) financial planning benefit, in each case, utilized immediately preceding the Executive’s Effective Date of Termination, for eighteen (18) months; provided that the value of any such benefit available in any calendar year that is not used in that calendar year may not be carried over and made available in any other calendar year.

Notwithstanding the above, these medical, dental, vision and other benefits shall be discontinued prior to the end of the continuation period stated herein in the event the Executive becomes eligible for substantially similar coverage or benefits from a subsequent employer, as determined solely by the Company in good faith. For purposes of enforcing this provision, the Executive shall have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding coverage or benefits the Executive is eligible for based on such employment, and shall provide correct and complete information concerning the same to the Company in writing in a timely manner.

In the event the Company or its Affiliates no longer offers, changes, or discontinues such benefits during the 18-month period set forth in this Section 2.2(c), the Company or its Affiliates will provide the Executive with any corresponding benefits offered to active current employees.

The continued coverage described above in Sections 2.2(c)(1) and (2) shall be contingent on the Executive’s payment of any applicable withholding taxes with respect thereto.

(d)

Benefit Amount Specified under a Change-in-Control Severance Agreement. If an Executive would be entitled to Severance Benefits under Sections 2.2(a), 2.2(b) and 2.2(c), and such Executive is also entitled to a Change-in-Control Severance Benefit, the amount and form of Severance Benefits that such Executive will be eligible to receive under Sections 2.2(a), 2.2(b) and 2.2(c) will be determined solely by the applicable provisions of such Change-in-Control Severance Agreement in lieu of the amount and form of Severance Benefits that would otherwise be determined under such Sections of this Plan. Notwithstanding the preceding sentence, such Severance Benefits (the amount and form of which are determined by the applicable provisions of such Change-in-Control Severance Agreement) will be treated for all purposes as Severance Benefits under this Plan.

(e)

Benefit Amount Specified under an Employment Letter Agreement. If an Executive is entitled to a Noncompetition Severance Benefit, the amount and form of Severance Benefits that such Executive will be eligible to receive under this Article II will be determined solely by the applicable provisions of such Executive’s Employment Letter Agreement and such Executive will not be eligible to receive any Severance Benefits under Sections 2.2(a), 2.2(b) or 2.2(c). Notwithstanding the preceding sentence, such Severance Benefits (the amount and form of which are determined by the applicable provisions of such Employment Letter Agreement) will be treated for all purposes as Severance Benefits under this Plan.

(f)

Specified Employees. Notwithstanding anything in this Plan to the contrary, if the Executive constitutes a “specified employee” as defined in section 409A of the Code, as of the Effective Date of Termination, to the extent payments made under Sections 2.2(a), 2.2(b) or 2.2(e) or benefits provided under Section 2.2(c) constitute deferred compensation (after taking into account any applicable exemptions from section 409A of the Code), and to the extent required by section 409A of the Code, payments made under Sections 2.2(a), 2.2(b) or 2.2(e) will not commence to be paid to the Executive, and the Company’s subsidy of the cost of benefits provided under Section 2.2(c) will not commence, in each case, until the earlier of: (i) the first day following the six (6) month anniversary of the Executive’s Effective Date of Termination, or (ii) the Executive’s date of death; provided, however, that any payments delayed during this 6-month period shall be paid in a lump sum as soon as administratively practicable following the 6-month anniversary of the Executive’s Effective Date of Termination. For purposes of section 409A of the Code, each payment due under Sections 2.2(a), 2.2(b), 2.2(c) and 2.2(e) shall be considered a separate payment.

For purposes of the preceding paragraph, and to the extent permitted by section 409A of the Code, during the 6 months following the Executive’s Effective Date of Termination, the Company shall pay any amounts required to be paid by this Section 2.2 in accordance with the payment schedules specified in this Section 2.2 to the extent that such payments would not exceed the limitations of the “short-term deferral” and “separation pay plan” exceptions provided by Treasury Regulations and other guidance issued with respect to section 409A of the Code. Any payments in excess of these limitations will be paid after the 6-month period in accordance with the preceding paragraph.

(g)

For the avoidance of doubt, the Executive’s outstanding stock options, restricted stock awards, performance share units or other equity awards, if any, shall vest in accordance with the terms of the applicable equity compensation plan and award agreements.

ARTICLE III

SUCCESSORS AND ASSIGNMENT

Section 3.1 Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase (of all or a significant portion of the assets of the Company), merger, reorganization, consolidation, liquidation, or otherwise), unless unnecessary because of operation of law, to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Any failure to do so shall be deemed to be a “material breach of the terms of this Plan” for purposes the definition of “Good Reason” in this Plan Document. Regardless of whether such agreement is executed, the terms of this Plan shall be binding upon any successor by operation of law and such successor shall be deemed to be the “Company” for purposes of this Plan.

Section 3.2 Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s estate.

ARTICLE IV

CLAIMS AND APPEALS PROCEDURES

Section 4.1 Authority to Submit Claims. Any individual who believes that he is entitled to receive Severance Benefits under the Plan, including Severance Benefits greater than that initially determined by the Administrator, may (or his duly authorized representative may) file a Claim in writing with the Claims Administrator. The Claims Administrator will determine whether an individual is duly authorized to act on behalf of an Executive or former Executive, and may establish reasonable procedures for making this determination. Any such Executive, former Executive or duly authorized representative is referred to in this Plan Document as a “Claimant.”

Section 4.2 Procedure for Filing a Claim. In order for a communication from a Claimant to constitute a valid Claim, it must satisfy all the requirements of this Section 4.2, and if it does, it will constitute a valid Claim whether or not all the information necessary to make a Benefit Determination accompanies the communication.

(a)	Any Claim must be Delivered to the Claims Administrator by a Claimant, in writing, and on the appropriate Claim form, or in such other form as may be acceptable to the Claims Administrator;

(b)	Any Claim must be identified in writing as a formal Claim for Severance Benefits under the Claims and Appeals Procedures; and

(c)	Any Claim must be Delivered to the Claims Administrator not later than twelve months after the Executive’s Effective Date of Termination or other event giving rise to the Claim.

Section 4.3 Initial Claim Review. The initial Claim review will be conducted by the Claims Administrator, with or without the presence of the Claimant, as determined by the Claims Administrator in its discretion. The Claims Administrator will consider the applicable terms and provisions of the Plan and amendments to the Plan, information and evidence that is presented by the Claimant and any other information it deems relevant. In reviewing the Claim, the Claims Administrator will also consider and be consistent with prior determinations of Claims from other Claimants who were similarly situated and which have been processed through the Plan’s Claims and Appeals procedures within the past 24 months.

Section 4.4 Benefit Determination on Claim.

(a)

The Claims Administrator will make a Benefit Determination regarding the Claim and Notify the Claimant of such Benefit Determination within a reasonable period of time, but in any event (except as described in Section 4.4(b) below) within 90 days after Receipt of the Claim by the Claims Administrator.

(b)

The Claims Administrator may extend the period for making the Benefit Determination on the Claim by up to 90 days if it determines that special circumstances require an extension of time, and if it Notifies the Claimant, prior to the end of the initial 90-day period, of the special circumstances requiring the extension of time and the date by which the Claims Administrator expects to render a Benefit Determination.

Section 4.5 Manner and Content of Notification of Adverse Benefit Determination on a Claim.

(a)	The Claims Administrator will provide a Claimant with written or electronic Notice of any Adverse Benefit Determination on the Claim.

(b)	The Notification will set forth in a manner calculated to be understood by the Claimant:

(1)	the specific reason or reasons for the Adverse Benefit Determination;

(2)	reference to the specific provision(s) of the Plan Document on which the Adverse Benefit Determination is based;

(3)	a description of any additional material or information necessary for the Claimant to perfect the Claim and an explanation of why such material or information is necessary; and

(4)

a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement describing the Claimant’s right to bring a civil action under section 502(a) of ERISA following an Adverse Benefit Determination on review.

Section 4.6 Authority to Submit an Appeal. Any Claimant who receives an Adverse Benefit Determination with respect to a Claim may file a request for review of such Adverse Benefit Determination (an “Appeal”).

Section 4.7 Procedure for Filing for a Request for Review of an Adverse Benefit Determination. In order for a communication from a Claimant to constitute a valid Appeal, it must satisfy all the requirements of this Section 4.7, and if it does, it will constitutes a valid Appeal whether or not all the information necessary to make a Benefit Determination on Appeal accompanies the request.

(a)	Any Appeal must be submitted by a Claimant, in writing, and on the appropriate form, or in such other form as may be acceptable to the Claims Administrator.

(b)	Any Appeal must be Delivered, as provided in Section 7.18, to the Claims Administrator within 60 days of Receipt by the Claimant of the Notice of the Adverse Benefit Determination on the Claim.

If the Claims Administrator does not Receive a valid Appeal within 60 days of Delivery to the Claimant of the Notice of Adverse Benefit Determination for the related Claim, the Claimant will be barred from filing any Appeal thereafter and he will be deemed to have failed to exhaust all administrative remedies under the Plan.

Section 4.8 Review Procedures for Appeals.

(a)

The Appeal review will be conducted by the Claims Administrator, with or without the presence of the Claimant, as determined by the Claims Administrator in its discretion. The Claims Administrator will consider the applicable terms and provisions of the Plan and amendments to the Plan, information and evidence that is presented by the Claimant (including all comments, documents, records and other information submitted by the Claimant without regard to whether such information was submitted or considered in the initial Benefit Determination) and any other information it deems relevant. In reviewing the Appeal, the Claims Administrator, where appropriate, will also consider and be consistent with prior determinations of Appeals from other Claimants who were similarly situated and which have been processed through the Plan’s Claims and Appeals procedures within the past 24 months.

(b)	The Claimant will be provided, upon request and free of charge, reasonable access to and copies of all Relevant Documents.

(c)	The review procedure will involve only one level of review.

(d)	The Claimant will be allowed to submit any supporting comments, documents, records and other information.

Section 4.9 Timing and Notification of Benefit Determination on Review.

(a)

The Claims Administrator will make a Benefit Determination regarding the Appeal and Notify the Claimant of such Benefit Determination within a reasonable period of time, but in any event (except as described in Section 4.9(b) below) within 60 days after Receipt of the Appeal by the Claims Administrator.

(b)

The Claims Administrator may extend the period for making the Benefit Determination on the Appeal by up to 60 days if it determines that special circumstances require an extension of time, and if it Notifies the Claimant, prior to the end of the initial 60-day period, of the special circumstances requiring the extension of time and the date by which the Claims Administrator expects to render a decision. If such an extension is necessary due to a failure of the Claimant to submit information necessary to decide the Appeal, the period in which the Claims Administrator is required to make a decision shall be tolled by the Claims Administrator from the date on which the Notification is sent to the Claimant until the Claims Administrator has Received from the Claimant a response to the request for additional information. If the Claimant fails to respond to the Claims Administrator’s request for additional information within a reasonable time, the Claims Administrator may, in its discretion, render a Benefit Determination on the Appeal based on the record before the Claims Administrator.

Section 4.10 Manner and Content of Notification of Adverse Benefit Determination on Appeal.

(a)	The Claims Administrator will provide a Claimant with written or electronic Notice of any Adverse Benefit Determination on the Appeal.

(b)	The Notification will set forth in a manner calculated to be understood by the Claimant:

(1)	The specific reason or reasons for the Adverse Benefit Determination;

(2)	Reference to the specific provision(s) of the Plan on which the Adverse Benefit Determination is based;

(3)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all Relevant Documents; and

(4)	A statement describing the Claimant’s right to bring a civil action under section 502(a) of ERISA following an Adverse Benefit Determination on review.

Section 4.11 Limitation on Actions; Forum and Venue.

(a)	No legal action, including without limitation any lawsuit, for Severance Benefits or with respect to any other matter that was or could have been included in a Claim may be brought:

(1)	by a Claimant more than two years after the later of:

(i)	the date the related Claim is Received by the Claims Administrator; and

(ii)	the date the Claimant Receives a denial of his related Appeal; or

(2)

by any Executive, former Executive or other person who has not, as also described in Section 4.12, timely filed a Claim (as described in Section 4.2(c)) and an Appeal (as described in Section 4.7) for such Severance Benefits or other matter that was or could have been included in a Claim.

(b)

Any legal or equitable action involving or related to the Plan, including any such action related to Severance Benefits, eligibility, or breach of fiduciary duties, that is brought by any Executive, former Executive or other person must be brought in the United States District Court for the Northern District of Illinois and no other federal or state court. In any legal or equitable action against a Plan Party (as defined below in this sentence) in connection with any matter related to the Plan, the person or persons bringing such action shall not be entitled to recover any legal fees or expenses from the Plan, the Company, any Employer, the Benefits Committee, the Administrator, any Plan fiduciary, any of their respective affiliates, or any of their respective designees, allocatees, officers, directors, trustees, employees or agents (each, a “Plan Defendant”), or any other person with a right to indemnification from a Plan Defendant (each such person and each such Plan Defendant, a “Plan Party”), (i) including any legal fees or expenses incurred in connection with or otherwise attributable to (A) administrative proceedings under, or actions involving, the Plan, and (B) actions brought under ERISA or any other law, rule, or regulation, and (ii) regardless of whether or not all or any part of such actions are decided in favor of the person bringing such action. In addition, no Executive, former employee or other person shall be entitled to recover any legal fees or expenses from a Plan Party in connection with any administrative proceedings related to a Claim, including if the Claim is approved and no legal or equitable action is brought in connection with such Claim.

Section 4.12 Failure to Exhaust Administrative Remedies. No legal or equitable action for Severance Benefits or other matter that was or could have been included in a Claim, including without limitation any lawsuit, may be brought by a Claimant who has not, as also described in Section 4.11(a)(2), timely filed a Claim (as described in Section 4.2(c)) and an Appeal (as described in Section 4.7) for such Severance Benefits or other matter that was or could have been included in a Claim and otherwise exhausted all administrative remedies under the Plan.

Section 4.13 Discretionary Authority Regarding Entitlement to Severance Benefits. Notwithstanding anything in the Plan to the contrary, Severance Benefits under the Plan will be paid to, or on behalf of, an individual only if the Administrator, acting as an Applicable Administrative Named Fiduciary, decides in its Sole Discretion that such individual is entitled to such Severance Benefits.

ARTICLE V

COMPANY ACTIONS AND PLAN ADMINISTRATION

Section 5.1 Creation and Empowerment of Benefits Committee for the Plan; Identification of Administrator as Named Fiduciary. The Company, as sponsor of the Plan, by adoption of the Plan, hereby:

(a)

creates the Benefits Committee (which will consist, at a minimum, of the Treasurer and the Vice President) with all (1) authority to control and manage the operation and administration of the Plan, within the meaning of section 402(a)(1) of ERISA, (2) authority or control respecting the management or disposition of the Plan’s assets, if any, within the meaning of section 3(21)(A)(i) of ERISA; and (3) discretionary authority and discretionary responsibility in the administration of the Plan, within the meaning of section 3(21)(A)(iii) of ERISA, to the exclusion of all other persons;

(b)

empowers the Benefits Committee to adopt, and from time to time amend, by-laws to authorize and govern activities of (1) each Administrator, and (2) the Benefits Committee acting as the Company, including, inter alia, the taking of action to create subcommittees of the Benefits Committee and to add members to or remove members from the Benefits Committee and such subcommittees;

(c)	names each Administrator to be a Named Fiduciary with respect to the Authority or Discretion assigned to it in the Plan or the By-Laws or by action taken pursuant to the By-Laws; and

(d)	names each service provider under each Service Agreement to be a Named Fiduciary with respect to the Authority or Discretion assigned to it in such Service Agreement.

Section 5.2 Actions by the Company. Whenever the Plan indicates that the “Company” can or will take any action, such action is taken as sponsor of the Plan. The Board, pursuant to the Company’s articles of incorporation and this sentence, has all power and authority to act as the Company under the Plan and delegate (on either an exclusive or a non-exclusive basis) any power and authority to any person to act for the Company under the Plan, provided, however, pursuant to Section 6.2, the power to terminate the Plan may not be delegated by the Board. The Company (a) hereby does delegate, to the Benefits Committee on a non-exclusive basis all power and authority to act as the Company, (b) hereby does authorize, the Benefits Committee to further delegate (on either an exclusive or a non-exclusive basis) any such delegated power and authority to other delegees, and (c) hereby does authorize, each delegee (direct or indirect) of any such power and authority to further delegate (on either an exclusive or a non-exclusive basis) any such delegated power and authority (for purposes of clarity, a delegated power or authority may exclude the power to further delegate); provided, however, that no such delegation (under any of clauses (a), (b) or (c) above) has included, or will include, the power and authority to take action to terminate the Plan (under Section 6.2); and provided further, that any action, taken pursuant to any such delegation (under any of clauses (a), (b) or (c) above), to adopt a Material Amendment (pursuant to Section 6.1) may only be taken if (i) such Material Amendment is required by law or regulation, does not require design discretion, and is adopted under clause (a) or (b) above, or (ii) the Board has directly or indirectly delegated its power and authority to adopt the Material Amendment to the delegee(s) taking such action. Accordingly, except as otherwise indicated in Sections 6.1 and 6.2, Company action may be taken by the Board or, to the extent permitted by the applicable delegation(s), the Benefits Committee or any direct or indirect delegee of the Board or the Benefits Committee.

By way of illustration and not limitation, actions included in the power and authority of the Company to act as sponsor of the Plan include the power and authority to:

(a)	amend the Plan;

(b)	identify any Fiduciary as a Named Fiduciary, in the manner provided in the Plan;

(c)	determine what expenses, if any, related to the operation and administration of the Plan will be paid from Employer assets, subject to applicable law;

(d)

establish such policies, including a funding policy, and make such delegations or designations as may be necessary or incidental to the authority and control over the Plan of the person or entity acting as the Company;

(e)

retain, monitor and terminate such service providers and advisors as it considers appropriate to perform sponsor activities with respect to the Plan and to delegate any of its duties, as appropriate, to such service providers and advisors; to determine appropriate fees for such service providers and advisors; and to ensure that an appropriate agreement (under terms acceptable to the person or entity acting as the Company) is in place with each such service provider and advisor;

(f)	consult with legal counsel, independent consulting or evaluation firms, accountants, actuaries or other advisors, as necessary, appropriate or desirable to perform its functions;

(g)	designate an employee of an Employer as eligible for this Plan and/or remove such an employee from eligibility for this Plan; and

(h)	take any other actions it deems necessary, incidental or desirable to the performance of the duties of the Company, including the power to delegate that power to any persons.

Section 5.3 Benefits Committee Acting as an Applicable Administrative Named Fiduciary.

(a)

The Benefits Committee, acting as an Applicable Administrative Named Fiduciary, subject to subparagraph (b) of this Section 5.3, has all of the Benefits Committee’s Authority or Discretion to operate and administer the Plan. Such Authority or Discretion is exclusive, subject to the power of the Benefits Committee, acting as an Applicable Administrative Named Fiduciary, to allocate or delegate such Authority or Discretion pursuant to the procedures in Section 5.5, and includes, but is not limited to, Authority or Discretion:

(1)	to control and manage the operation and administration of the Plan, within the meaning of section 402(a)(1) of ERISA;

(2)	to direct the Company to make distributions solely for the benefit of Executives in accordance with the terms of the Plan or as otherwise permitted by the Plan;

(3)

to construe and apply the provisions of the Plan, including (i) a determination of who is eligible for coverage under the Plan, subject only to the terms and conditions of the Plan, and (ii) resolving ambiguities, determining relevant facts, rectifying errors and remedying omissions;

(4)

to appoint and compensate such specialists (including attorneys, actuaries, consultants and accountants) to aid it in the administration of the Plan, and arrange and pay for such other services (including an audit of the financial statements of the Plan by an independent outside accountant), as are necessary, appropriate or desirable in carrying out the provisions of the Plan;

(5)	to negotiate and execute on behalf of the Plan Service Agreements which are legally enforceable and binding on the Plan, subject to ERISA and other applicable law;

(6)	to formulate, adopt, issue and apply procedures and rules and change, alter or amend such procedures and rules in accordance with law except as may be inconsistent with the terms of the Plan;

(7)	to determine what Severance Benefits are payable under the Plan;

(8)	to settle or compromise any claim or litigation for, or against, the Plan or against a third party with respect to which the Plan has an indemnity obligation; and

(9)	to take any other actions necessary, incidental or desirable to the performance of Authority or Discretion of the Benefits Committee to operate and administer the Plan.

(b)

The Benefits Committee will not be a Fiduciary whenever acting as the Company and, notwithstanding any other term or provision of the Plan or any Service Agreement, the Benefits Committee will cease to be an Applicable Administrative Named Fiduciary with respect to any Authority or Discretion, to the extent such Authority or Discretion is allocated to another Applicable Administrative Named Fiduciary, pursuant to the procedure in the Plan.

Section 5.4 Procedures for Identification of a Named Fiduciary.

(a)

Procedure for Identification. Subject to Section 5.4(b), the Company may from time to time identify a Fiduciary to be a Named Fiduciary with respect to any Authority or Discretion by (i) naming such Fiduciary in the Plan Document, (including by incorporating other documents into the Plan by reference, as is done by Section 5.1); or (ii) such other method of taking action as the Company may select to describe such Authority or Discretion, which naming and/or description may be accomplished by use of, or by referencing, the By-Laws, a Service Agreement, or another source of such Authority or Discretion.

No person who is identified as a Named Fiduciary must consent to such identification nor will it be necessary for the Company to seek such person’s or entity’s acquiescence.

(b)

No Identification of Employer. Notwithstanding the procedure set forth in 5.4(a), the Company may not identify an Employer or an Employer’s board of directors as a Named Fiduciary, provided that designation of the Human Resources Committee as a Named Fiduciary herein will be deemed not to be inconsistent with this provision. Nor may the Company identify any officer or employee of an Employer as a Named Fiduciary, unless such officer or employee is, or thereby becomes, an Administrator.

(c)	Compensation. An Administrator, acting as a Named Fiduciary, will serve without compensation for its services as such.

Section 5.5 Procedures for Allocations and Delegations of Authority or Discretion; Limit on Liability.

(a)

Delegations. Subject to Section 5.5(d), each Named Fiduciary may (i) delegate Authority or Discretion, and (ii) make a change of delegated Authority or Discretion. Each such delegation will designate the Authority or Discretion and the Fiduciary to whom such Authority or Discretion is delegated. An Administrator may make such designation by use of the By-Laws, use of a Service Agreement or such other method of taking such action as the Administrator may select. Any Named Fiduciary other than an Administrator may make such a designation only (i) in writing, and (ii) after giving prior written notice of such designation to the applicable Administrator. No person to whom Authority or Discretion has been properly delegated must consent to being a Fiduciary nor will it be necessary for the delegating Named Fiduciary to seek such person’s acquiescence; however, where such person has not signed a Service Agreement, the person must be given notification of the services to be performed and perform, or agree to perform, such services. The Authority or Discretion of a Fiduciary to whom Authority or Discretion has been delegated hereunder, will be several and not joint with any other Fiduciary, and the delegation of such Authority or Discretion to such Fiduciary will result in each other Fiduciary no longer being a Fiduciary, other than as provided in section 405(c) of ERISA, with respect to, nor having any longer, such Authority or Discretion. A permissible delegation of Authority or Discretion which is not implemented in the manner set forth in the Plan will not be void; however, whether the delegating Named Fiduciary will have joint liability for acts of the Fiduciary to whom Authority or Discretion has been delegated will be determined by applicable law.

(b)

Allocations. Subject to Section 5.5(d), an Administrator may allocate or reallocate Authority or Discretion among Named Fiduciaries. Such allocations will identify the Named Fiduciaries and describe the Authority or Discretion allocated among the Named Fiduciaries. An Administrator may make such allocations by use of the By-Laws, use of a Service Agreement or such other method of taking such action as the Administrator may select. No person to whom Authority or Discretion has been properly allocated must consent to being a Fiduciary nor will it be necessary for the allocating Named Fiduciary to seek such person’s acquiescence; however, where such person has not signed a Service Agreement, the person must be given notification of the services to be performed and perform, or agree to perform, such services. The Authority or Discretion of a Named Fiduciary to whom Authority or Discretion has been allocated hereunder, will be several and not joint with any other Fiduciary, and the allocation of such

Authority or Discretion to such Named Fiduciary will result in each other Fiduciary no longer being a Fiduciary, other than as provided in section 405(c) of ERISA, with respect to, nor having any longer, such Authority or Discretion. A permissible allocation of Authority or Discretion which is not implemented in the manner set forth in the Plan Document will not be void; however, whether the allocating Named Fiduciary will have joint liability for acts of the person to whom Authority or Discretion has been allocated will be determined by applicable law.

(c)

Limit on Liability. The allocation and delegation of Authority or Discretion pursuant to the terms of the Plan limit the liability of (i) each Administrator, and (ii) each other Named Fiduciary, as appropriate, in accordance with the provisions of section 405(c) of ERISA.

(d)

No Delegation or Allocation to Employer. Notwithstanding the procedures set forth in (a) and (b) above, a Named Fiduciary may not delegate or allocate Authority or Discretion to the Company, an Employer, or their respective boards of directors, officers or employees; provided, however, that an Administrator may allocate Authority or Discretion to another Administrator or among the members of an Administrator, and an Administrator may delegate Authority or Discretion to officers or employees of Employers.

Section 5.6 General.

(a)	Administrator Bonding. An Administrator will serve without bond (except as otherwise required by federal law).

(b)

Misrepresentations. Each Administrator may, but will not be required to, rely upon any certificate, statement or other representation made to it by another Fiduciary or by an Executive, or another individual, or personal representative of any thereof with respect to any fact. Any such certificate, statement or other representation will be conclusively binding upon such other Fiduciary, Executive, or other individual or personal representative, and on any heir or assignee of any thereof (but not upon the applicable Administrator), and any such person will thereafter be estopped from disputing the truth of any such certificate, statement or other representation.

(c)	Records. The regularly kept records of any Fiduciary or Employer may be relied upon conclusively by an Administrator.

(d)

Plan Expenses. All expenses of the Plan which have been approved by an Administrator will be paid by the Employer(s). Expenses of administering the Plan will be borne by the Employer(s) in such proportion as the Company will determine.

(e)

Fiduciary Capacity. Any person or group of persons may serve in more than one Fiduciary capacity with respect to the Plan. In addition, any person or group of persons may act both as a Fiduciary and as the Company; however, they must act as either a Fiduciary or the Company, but not both, with respect to any matter.

(f)	Employer’s Agent. The Company will act as agent for each Employer.

(g)

Fiduciary Decisions Final. The decision of a Fiduciary in matters within its Authority or Discretion will be final, binding, and conclusive upon each Employer and upon each Executive and every other person or party interested or concerned.

(h)

Agency. Each Fiduciary will perform (or fail to perform) its Authority or Discretion with respect to the Plan as an independent contractor and not as an agent of an Administrator, the Plan, or any Employer. No agency is intended to be created by the Plan, nor is any Fiduciary acting as a Fiduciary empowered to create an agency relationship, with an Administrator, the Plan, or any Employer. Except as prohibited by this Section 5.6(h), the Plan, each Administrator and each other Fiduciary may act through agents.

ARTICLE VI

AMENDMENT OR TERMINATION

Section 6.1 Amendment. The Company reserves the right to amend the Plan with or without the consent of any other Employer at any time to take effect retroactively or otherwise, in any manner which it deems desirable, including, but not by way of limitation, the right to modify the Plan’s eligibility provisions, the right to increase or diminish the amount of Severance Benefits to be paid by an Employer under the Plan, and the right to change any provision relating to the distribution or payment, or both, of any Severance Benefits payable under the Plan; provided, however, that Company action to amend the Plan, if taken by any person other than the Board, may only be taken, and will only be effective: (i) if, in the reasonable opinion of the person taking such action, the amendment does not have a material effect on the cost to the Employers of, or benefits in the aggregate under, the Plan (such person’s determination as to such materiality being conclusively evidenced by its execution of such amendment) (any amendment that has a material effect on the cost to the Employers of, or benefits in the aggregate under, the Plan, a “Material Amendment”); or (ii) with respect to a Material Amendment, (A) if the Board has delegated its power and authority to adopt the Material Amendment to the person(s) taking such action (and the Board has so delegated to the Human Resources Committee, through an October 28, 2009 amendment to such Committee’s charter, power and authority to adopt all Material Amendments and to further delegate such power and authority); or (B) if the Material Amendment is required by law or regulation and does not require design discretion and is adopted by the Benefits Committee acting as the Company or its delegee; and provided, further, that Company action to amend the Plan in a manner that would materially diminish the amount of Severance Benefits to be provided under this Plan in the event of a Qualifying Termination or Designated Termination to an Executive, without such Executive’s consent, will only be effective with respect to such Executive on the later of (A) the date that is one (1) year following the date the Human Resources Committee designated such Executive as eligible for this Plan, and (B) the date that is 60 days after Delivery of Notice of such amendment to such Executive.

Notwithstanding anything to the contrary contained in this Plan Document, the Company may not amend the Plan to modify any terms specifying an Executive’s eligibility for, or amount and form of, a Change-in-Control Severance Benefit or Noncompetition Severance Benefit provided under this Plan without the consent of the Executive(s) impacted by such amendment.

Any amendment to the Plan will be in writing. No one is entitled to any Severance Benefits under the Plan prior to his Qualifying Termination or Designated Termination.

Section 6.2 Termination. The Plan may be terminated by the Company by resolution of the Board; provided, however, that the Company may not, without the consent of all Executives, terminate the Plan effective on a date that is before the later of (A) the date that is one (1) year following the date the Human Resources Committee designates any employee of an Employer as an Executive, and (B) the date that is 60 days after Delivery of Notice of such a termination of the Plan to all Executives.

Notwithstanding the foregoing, the Plan may not be terminated if any Executive remains party to a Change-in-Control Severance Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Entire Plan; Nonduplication of Severance Benefits. Except for any Change-in-Control Severance Agreements or Employment Letter Agreements between the Company or its Affiliates and any Executive, this Plan supersedes all other separation or severance pay plans, prior agreements, or understandings, oral or written, between the Company or its Affiliates and each Executive, with respect to the subject matter hereof, and constitutes the entire agreement of the Company, its Affiliates and any Executive with respect thereto.

Notwithstanding the foregoing, if an Executive would otherwise be entitled to Severance Benefits (after application of Sections 2.1 and 2.2) and (i) an agreement between the Executive and an Employer, (ii) another plan, program or arrangement of an Employer, whether or not maintained to comply with any law or regulation, domestic or foreign, or (iii) a payment made by an Employer to comply with any law or regulation, domestic or foreign, provides the Executive with a benefit outside of this Plan similar to or in the nature of such Severance Benefits, unless the Company in its Sole Discretion determines otherwise, such Severance Benefits to which the Executive would otherwise be entitled under this Plan will be reduced by the aggregate amount of the other benefit paid or payable to the Executive and such reduction will be dollar-for-dollar against the first dollars of such Severance Benefits that otherwise would be paid under this Plan, but for this reduction. For the avoidance of doubt, notwithstanding the previous sentence, (i) if an Executive is entitled to a Change-in-Control Severance Benefit, such Executive’s Severance Benefits shall be determined in accordance with Section 2.2(d) of this Plan and such Executive shall not be eligible for any benefit outside of this Plan similar to or in the nature of such Severance Benefits, including under the applicable Change-in-Control Severance Agreement, and (ii) if an Executive is entitled to a Noncompetition Severance Benefit, such Executive’s Severance Benefits shall be determined in accordance with Section 2.2(e) of this Plan and such Executive shall not be eligible for any benefit outside of this Plan similar to or in the nature of such Severance Benefits, including under the applicable Employment Letter Agreement.

Section 7.2 Tax Withholding. The Company may withhold from any Severance Benefits payable under this Plan all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

Section 7.3 Beneficiaries. Each Executive may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Plan upon the death of such Executive. Such designation must be in the form of a signed writing acceptable to the Administrator. The Executive may make or change such designation at any time.

Section 7.4 Mitigation. Except as provided in Section 2.2(c) of this Plan Document, the Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and, except as so provided, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan.

Section 7.5 Permissive Funding. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

Section 7.6 Section 409A of the Code. This Plan is intended to comply with the requirements of section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments pursuant to this Plan are also intended to be exempt from section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation section 1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation section 1.409A-2(b)(2). If an Executive is a “specified employee” within the meaning set forth in the document entitled “409A: Policy of R.R. Donnelley & Sons Company and its Affiliates Regarding Specified Employees” on the Executive’s Effective Date of Termination, then any amounts payable to such Executive pursuant to this Plan or otherwise that (i) become payable as a result of such Executive’s Qualifying Termination or Designated Termination and (ii) are subject to section 409A of the Code as a result of such Executive’s Qualifying Termination or Designated Termination shall not be paid until the earlier of (x) the first business day of the seventh month occurring after the month in which the Executive’s Effective Date of Termination occurs and (y) the date of such Executive’s death. Any reimbursement or advancement payable to an Executive pursuant to this Plan or otherwise shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company or its Affiliates under any applicable expense reimbursement policy, and shall be paid to the Executive as soon as practicable after receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Plan or otherwise shall not be subject to liquidation or exchange for any other benefit. If any compensation or benefits provided by this Plan may result in the application of section 409A of the Code, then the Company shall, in consultation with the Company, modify this Plan to the extent permissible under section 409A of the Code in the least restrictive manner as necessary to exclude such compensation and benefits from the definition of “deferred compensation” within the meaning of such section 409A of the Code or in order to comply with the provisions of section 409A of the Code. If any amount paid or payable to an Executive becomes subject to section 409A of the Code, such Executive is solely responsible for the payment of any taxes and interest due as a result.

Section 7.7 Indemnification. The Company and each Employer will indemnify and hold harmless each Administrator, each officer of an Employer and each employee to whom there has been allocated or delegated Authority or Discretion or assigned other duties, responsibilities or authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon such party (including, but not limited to, reasonable attorneys’ fees) which arise as a result of such party’s action or failure to act in connection with the operation and administration of the Plan, unless such action, or failure to act, constitutes willful misconduct or lack of good faith. Notwithstanding the foregoing, neither the Company nor any Employer will indemnify any person for any such amount incurred through any settlement or compromise of any action, unless the Company consents in writing to such settlement or compromise.

Section 7.8 Reimbursements and Offsets for Overpayments and Unreimbursed Amounts.

(a)

To the extent all or any portion of a payment to an Executive is in excess of the proper Severance Benefits payable to such Executive (an “Excess Benefit Amount”), an equitable lien shall arise in favor of the Plan in such Excess Benefit Amount. Such Executive shall have an obligation to reimburse, and shall promptly reimburse, the Plan in the amount of such Excess Benefit Amount plus, in the sole discretion of, and in the amount determined by, the Applicable Administrative Named Fiduciary, a reasonable amount of interest with regard to such Excess Benefit Amount (the “Applicable Interest Amount”). Such equitable lien shall exist with regard to the funds received by such Executive from the Plan regardless of whether such funds remain identifiable or segregated from such Executive’s other assets.

(b)

An Excess Benefit Amount does not constitute Severance Benefits payable under the Plan. Therefore, if an Executive receives an Excess Benefit Amount, such Executive shall have an obligation to pay to the Plan the amount of such Excess Benefit Amount. The Plan shall have, in addition to recovery rights provided herein, any and all rights to recover such Excess Benefit Amount under federal and state law. In addition, the Plan shall have a right to secure repayment of such Excess Benefit Amount through a security interest in all assets of such Executive.

By accepting such Excess Benefit Amount, such Executive grants to the Plan a right to establish such security interest. All the foregoing rights described in this paragraph (b) are in addition to, and shall exist at law independent of, any equitable right of recovery, and shall be enforceable in a court of law. Such Executive shall, at the request of the Administrator, enter into a security agreement establishing such security interest pursuant to procedures established by the Applicable Administrative Named Fiduciary. The obligation to repay an Excess Benefit Amount, and the security interest, shall be enforceable in any court of competent jurisdiction, which shall include the state courts in the State of Illinois. The rights and obligations created by this subsection (b) are established by contract.

(c)

Any Executive receiving any Excess Benefit Amount shall promptly notify the Applicable Administrative Named Fiduciary of having received such Excess Benefit Amount upon becoming aware thereof (including but not limited to becoming aware that he has received a benefit payment in excess of any benefit amount communicated by the Plan in writing to such Executive).

(d)

If an Excess Benefit Amount is paid to an Executive, after becoming aware thereof the Applicable Administrative Named Fiduciary shall take actions as are appropriate and reasonable to recover such Excess Benefit Amount. Such actions may include, but are not limited to, (i) requesting that such Executive reimburse the Plan the amount of such Excess Benefit Amount plus any Applicable Interest Amount, (ii) causing such Executive to enter into a security agreement to secure repayment of such Excess Benefit Amount, (iii) instituting collection proceedings, including legal action in a court of law, (iv) offsetting such Excess Benefit Amount against amounts presently or in the future owed or otherwise payable to or on behalf of the Executive by the Plan, and in the case that such Excess Benefit Amount was paid to a person who is deceased, reducing any future payments to such person’s beneficiary entitled to any benefit payments upon the death of such person, and (v) reversing benefit payments previously made to or on behalf of the Executive, in each case in an amount equal to such Excess Benefit Amount plus any Applicable Interest Amount.

Section 7.9 Nonalienation of Severance Benefits. Except as otherwise provided in the Plan, amounts payable under the Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including by way of any divorce decree or other domestic relations order, and including any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative, prior to actually being received by the person entitled to the Severance Benefits under the terms of the Plan. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute or levy upon, or otherwise dispose of any right to Severance Benefits payable under the Plan, will be null and void unless such action is:

(a)	approved by the Administrator; and

(b)	otherwise undertaken in accordance with the terms and provisions of the Plan.

Section 7.10 Effect of Records. Employment records of the Employer and the records of the Administrators will be final and binding upon all Executives, former Executives, and other individuals having an interest in the Plan.

Section 7.11 Headings. The headings of Articles and Sections are included solely for convenience of reference, and are not to be used in the interpretation of the provisions of this Plan Document.

Section 7.12 No Guarantee of Employment, Etc. Neither the creation nor the existence of the Plan, nor anything contained in this Plan Document, will be construed as giving any employee of any Employer any right to remain in the employ of an Employer, any equity or other interest in the assets, business or affairs of any Employer or any right to complain about any action taken or any policy adopted or pursued by an Employer. Payment of Severance Benefits does not constitute a continuation of employment nor create any entitlement to other benefits from an Employer. Nothing contained in the Plan is intended to alter the employment-at-will relationship of any Executive in any way, nor to create an express or implied employment contract of any kind between any Executive and the Company or any other Employer.

Section 7.13 Controlling Law. This Plan shall be construed, administered and enforced according to the laws of the State of Illinois, without regard to its principles of conflict of laws, to the extent not superseded by the Code, ERISA or any other federal law.

Section 7.14 Plan Year. The Plan Year will be a 12-month period beginning each January 1 and ending December 31.

Section 7.15 Severability. If any provision of this Plan is held illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if said illegal or invalid provision had never been included in the Plan.

Section 7.16 Gender and Number; Discretion of the Company. Whenever the context requires or permits, the gender and number of words will be interchangeable and nouns and pronouns of one gender will be deemed to include the other. Whenever in the Plan any determination or other action is to be made or taken by the Company or another Employer, other than when acting as a Fiduciary with respect to the Plan, such determination or other action will be made or taken in the Sole Discretion of the Company or other Employer, as appropriate. With respect to any determination or other action to be made or taken by the Company or another Employer, other than when acting as a Fiduciary, the absence of a statement in the Plan that such determination or other action may or will be made or taken in the Sole Discretion of the Company or such other Employer will not imply that the Company or such other Employer cannot make or take such determination or action in its Sole Discretion.

Section 7.17 Statutory References. Any references in this Plan Document to a section of the Code or ERISA will include any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

Section 7.18 Notices, Delivery and Receipt.

(a)

Notices to Executives, Claimants, Etc. Any notice or other communication provided by an Employer, Administrator, Claims Administrator or other person on behalf of or in connection with the Plan to an Executive, Claimant or any other person entitled to or claiming benefits under the Plan (or any representative of any of the foregoing) may be given, and thereby “Delivered” and “Received,” if and only if

(1)	it is in writing,

(2)

it is hand delivered, or it is sent via messenger service, delivery service, facsimile or United States mail with first class postage prepaid, to such person, except in the case of hand delivery, to the address or facsimile telephone number, as applicable, last appearing on the records of the Plan or the Executive’s Employer,

(3)	the person giving such notice or other communication has

(i)	in the case of hand delivery, written receipt of delivery signed by the Executive, Claimant or other person entitled to or claiming benefits under the Plan,

(ii)	in the case of a messenger or delivery service, written confirmation from the messenger or delivery service of delivery to such address, or

(iii)	in the case of a facsimile, printed confirmation from the sending facsimile machine indicating that the transmission was received by the receiving facsimile machine, and

(4)

in the case of a facsimile, the facsimile transmission is followed by a paper copy of the communication sent to such Executive, Claimant or other person via next business day messenger or delivery service no later than the latter of the business day after the facsimile is transmitted or the deadline for Delivery of such notice or other communication.

Any such notice or other communication properly given pursuant to the preceding sentence will be considered given and thereby Delivered and Received

(1)	in the case of hand delivery or messenger or delivery service, at such time as is evidenced by such receipt or confirmation,

(2)	in the case of delivery by facsimile, at the time of such facsimile confirmation, or

(3)	in the case of delivery by United States mail, ten days after deposit in the United States mail or, if earlier, upon actual delivery to the appropriate address.

An Executive, Claimant or other person may record any change of his address or facsimile telephone number from time to time by Delivery of written Notice to the Applicable Administrative Named Fiduciary.

(b)

Notices to Employer, Administrator or Claims Administrator. Any notice or other communication provided by an Executive, Claimant or any other person entitled to or claiming benefits under the Plan (or any representative of any of the foregoing) to an Employer, Administrator or Claims Administrator may be given, and thereby “Delivered” and “Received,” if and only if

(1)	it is in writing,

(2)

it is hand delivered, or it is sent via messenger service, delivery service or United States mail with first class postage prepaid, to the Employer, Administrator or Claims Administrator, as applicable, at the location, in the case of hand delivery, or to the address, in the case of messenger or delivery service or United States mail, specified in the summary plan description for giving such notice or other communication, and

(3)	the person giving such notice or other communication has

(i)	in the case of hand delivery, written receipt of delivery signed by the Employer, Administrator or Claims Administrator, as applicable,

(ii)	in the case of a messenger or delivery service, written confirmation of the messenger or delivery service of delivery to such address, or

(iii)	in the case of United States mail, written evidence from the United States Postal Service of delivery to such address.

Any such notice or other communication properly given pursuant to the preceding sentence will be considered given and thereby Delivered and Received

(1)	in the case of hand delivery or messenger or delivery service, at such time of delivery as is evidenced by such receipt or confirmation, or

(2)	in the case of delivery by United States mail, at the time of delivery as indicated by such evidence.

Section 7.19 Offsets. Notwithstanding any provision of the Plan to the contrary, unless the Company in its Sole Discretion determines otherwise, the amount of any Severance Benefits to which an Executive would otherwise be entitled will be reduced by any amount owed (whether or not due or payable) by such Executive to any Employer or any of their respective

Affiliates (including any amounts owed to any employee benefit plan sponsored by any Employer or any of their respective Affiliates). Such reduction shall occur first to the earliest Severance Benefits to be provided and then, to the extent necessary, to the next earliest Severance Benefits to be provided, and so on until such amount owed is paid in full.

Section 7.20 Source of Funds. All Severance Benefits provided by the Plan, and costs and expenses of administration of the Plan, will be funded from the general assets of the Company or, as determined by the Company, from the general assets of an Employer.